Law Offices of Thomas E. Puzzo
4216 NE 70th St.
Seattle, Washington 98115
Tel: (206) 522-2256 / Fax: (206) 260-0111

July 28, 2008

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Dot VN, Inc., a Delaware corporation;
   Registration Statement on Form S-1

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), filed by Dot VN, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date of this letter.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement (i) that have been issued by the Company are duly authorized, legally and validly issued, fully paid and non-assessable, and (ii) that will be issued by the Company will be and validly issued, fully paid and non-assessable, when issued and sold in the manner described in the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the related Prospectus. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

Law Offices of Thomas E. Puzzo

/s/ Law Offices of Thomas E. Puzzo